EXHIBIT 99.3

COX COMMUNICATIONS, INC. ANNOUNCES EXPIRATION OF DISCOUNT
DEBENTURES TENDER OFFER

     ATLANTA – Cox Communications, Inc. (NYSE: COX) announced that as of midnight yesterday the cash tender offer for its outstanding Exchangeable Subordinated Discount Debentures due 2020 (the “Discount Debentures”), upon the terms and subject to the conditions previously announced on August 26, 2003, had expired. Cox has accepted for payment $1,775,491,000 principal amount at maturity of the Discount Debentures, representing approximately 96.6% of the outstanding aggregate principal amount at maturity of the Discount Debentures. Cox will pay an aggregate purchase price of $905.5 million for the tendered Discount Debentures representing the tender offer consideration and, as applicable, the early tender premium, plus accrued and unpaid cash interest from the last interest payment date to, but not including, September 24, 2003, the anticipated settlement date. Merrill Lynch & Co. and Citigroup Global Markets Inc. acted as dealer managers and Credit Suisse First Boston, Lehman Brothers, UBS Investment Bank and Wachovia Securities served as co-managers for the tender offer.

     Cox Communications, Inc., a Fortune 500 company, is a multi-service broadband communications company with approximately 6.5 million total customers, including 6.3 million basic cable subscribers. The nation’s fourth-largest cable television provider, Cox offers both analog cable television under the Cox Cable brand as well as advanced digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the Cox High Speed Internet brand; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox MediaSM brand. Cox is an investor in programming networks including

Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.

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Lacey Lewis	Laura Oberhelman
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